Exhibit 99.1

News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2012 THIRD QUARTER RESULTS

Houston, TX, -- November 1, 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $13.1 million for the third quarter ended September 30, 2012, with diluted earnings per share of $0.86 compared to net income of $8.3 million and diluted earnings per share of $0.55 for the third quarter of 2011.  Sales increased $82.1 million, or 39.5%, to approximately $289.9 million from $207.9 million for the same period in 2011.  After excluding sales from acquisitions, sales increased 7.4% from 2011, on a same store sales basis.

Net income for the nine months ended September 30, 2012 was $36.9 million, with diluted earnings per share of $2.43 compared to net income of $22.2 million and diluted earnings per share of $1.47 for the first nine months of 2011.  Sales for the nine months ended September 30, 2012 increased $215.5 million, or 36.6%, to approximately $804.1 million from $588.6 million for the same period in 2011.  After excluding sales from acquisitions, sales for the first nine months of 2012 increased 13.2% from 2011 on a same store sales basis.

Net income for the third quarter sequentially increased 7.5% from $12.2 million to $13.1 from the second quarter 2012.  Likewise, sales sequentially increased 10.7% from $261.9 million in the second quarter to $289.9 million in the third quarter.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong third quarter in sales and profitability.  On a trailing twelve month basis, we exceeded our sales goal of $1 billion and third quarter EBITDA margins were 10.6%.  Congratulations to DXPeople for achieving our financial goals earlier than expected.  We also added three new SuperCenters in the third quarter.  We believe that our internal and external growth strategies will take market share despite the uncertainty and softness in the market.  We look forward to our new financial goals of $2 billion in sales by 2016 at 10% EBITDA margins and our moral goal of providing the opportunity for DXPeople and customers to be more successful."

Mac McConnell, Senior Vice President and CFO, added, “We are pleased with our third quarter financial performance.  Our quarterly financial results reflect 7.4% organic growth with meaningful sales increase from acquisitions.  Additionally, we continue to see improvement in EBITDA margins.  While the financial tone of our business remains strong, we are monitoring our results against any changes in customer behavior.  Our leverage ratio under our credit facility is a modest 2.1:1"

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production (MROP) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Sales	$ 289,923	$ 207,855	$ 804,104	$ 588,617
Cost of sales	206,414	148,384	572,492	419,454
Gross profit	83,509	59,471	231,612	169,163
Selling, general and administrative expense	58,995	45,035	166,346	129,554
Operating income	24,514	14,436	65,266	39,609
Other expense (income)	(21)	(4)	(33)	(40)
Interest expense	2,287	760	3,878	2,805
Income before income taxes	22,248	13,680	61,421	36,844
Provision for income taxes	9,156	5,406	24,506	14,617
Net income	$ 13,092	$ 8,274	$ 36,915	$ 22,227

Basic earnings per share	$ 0.91	$ 0.58	$ 2.56	$ 1.55
Weighted average common shares outstanding	14,411	14,315	14,375	14,307
Diluted earnings per share	$ 0.86	$ 0.55	$ 2.43	$ 1.47
Weighted average common shares and common equivalent shares outstanding	15,251	15,155	15,215	15,147

SALES BY SEGMENT (in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Service Centers	$ 212,497	$ 141,817	$ 571,675	$ 412,871
Innovative Pumping Solutions	38,854	31,342	113,466	69,841
Supply Chain Services	38,572	34,696	118,963	105,905
Total Sales	$ 289,923	$ 207,855	$ 804,104	$ 588,617

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands).

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Income before income taxes	$ 22,248	$ 13,680	$ 61,421	$ 36,844
Plus interest expense	2,287	760	3,878	2,805
Plus depreciation and amortization	6,299	2,578	13,108	7,520
EBITDA*	$ 30,834	$ 17,018	$ 78,407	$ 47,169
*EBITDA - earnings before interest, taxes, depreciation and amortization